Exhibit 2.32

CONVERTIBLE SENIOR SECURED NOTE

PURCHASE AGREEMENT

THIS CONVERTIBLE SENIOR SECURED NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of the 20th day of December, 2004  by and among R. Black., Inc. a Nevada corporation (the “Company”), Robert R. Black, Sr., Trustee of the Robert R. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004 (“Randy Black”), and  Michael J. Gaughan , a Nevada resident (“Purchaser”) (all such parties collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS, the Company owns a .04% interest in RBG, LLC, a Nevada limited-liability company (“RBG”);

WHEREAS, RBG intends to participate in a debt financing (the “Financing”) with its affiliates, the Virgin River Casino Corporation, a Nevada corporation (“VRCC”), and B & BB, Inc., a Nevada corporation (“B&BB”) (B&BB, RBG and VRCC are herein referred to collectively as the “Operating Companies”), that will provide capital to fund the corporate redemption or purchase of the equity interests in the Operating Companies, other than the interests held by Randy Black or his affiliates and one minority holder (the “Redemption”), and the refinance of existing indebtedness;

WHEREAS, the Operating Companies may, in their sole discretion and in accordance with their debt agreements, effect a corporate restructuring  (the “Corporate Restructuring”) subsequent to the closing of the Financing and the Redemption in order to consolidate and simplify the organizational structure of the Operating Companies by consolidating, merging, combining, or otherwise restructuring into or under an existing or newly formed entity (“NewCo”) pursuant to which equity interests in the Operating Companies would be exchanged for or converted into equity interests in NewCo; and

WHEREAS, the Company wishes to borrow from Purchaser and Purchaser wishes to lend to the Company Fifteen Million Dollars ($15,000,000) (the “Loan Amount”), which may, at the option of the Company, be discharged either by repayment in cash or by delivery of certain securities, all on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.               Convertible Senior Secured Note

Subject to the terms of this Agreement, the Company will borrow from Purchaser and Purchaser will lend to the Company the Loan Amount pursuant to the terms of a convertible senior secured note, substantially in the form attached hereto as Exhibit A (the “Note”).

2.               Note Terms.

(a)           Maturity Date.  The Note shall mature seven (7) years from the date of issuance (the “Maturity Date”).

(b)           Interest.  The Note shall bear interest on the unpaid principal balance at a rate of 8% per annum simple interest until the fourth anniversary date of issuance.  To the extent not paid earlier,  the interest rate on the unpaid principal balance shall increase by 1% per annum commencing on each of the fourth, fifth, and sixth anniversary dates of issuance and shall continue as simple interest.  The accrued and unpaid interest shall be payable at the Maturity Date.

(c)           Security.  The Note shall be secured by a pledge of (i) prior to consummation of the Corporate Restructuring (subject to adjustment as provided in Article III of the Pledge Agreement) 33 1/3% of Randy Black’s direct and indirect interests in the Operating Companies and (ii) upon and after consummation of the Corporate Restructuring (subject to adjustment as provided in Article III of the Pledge Agreement), 33 1/3% of Randy Black’s direct and indirect interests in NewCo, pursuant to a pledge agreement substantially in the form attached hereto as Exhibit B (the “Pledge Agreement”).

(d)           Satisfaction and Discharge. The Company may elect, with respect to all or a portion of the unpaid principal balance of the Note (the “Elected Principal Amount”) to either (i) pay Purchaser the Elected Principal Amount plus all accrued and unpaid interest thereon or (ii) convert the Elected Principal Amount and all accrued interest thereon into that number of shares of capital stock or other equity interests, as the case may be, equal to the product of (A) the number of shares or other equity interests, as the case may be, as determined at the time of conversion pursuant to the terms of the Note, representing 33 1/3% of the outstanding capital stock or other equity interests, as the case may be (in either case, on a fully diluted basis) of (I) NewCo, if the Corporate Restructuring has been consummated, or (II) each Operating Company, if the Corporate Restructuring has not been consummated, and (B) the quotient of the Elected Principal Amount divided by the Loan Amount.  The election between clauses (i) and (ii) in the immediately preceding sentence is at the sole option of the Company  and without limiting the foregoing, the Company may elect to satisfy and discharge part of the Note through clause (i) and part through clause (ii) whether on the same or on different occasions, provided that in any event the Note has been satisfied and discharged in full through clause (i) and/or clause (ii) on or prior to the Maturity Date. In the event the Company elects to satisfy and discharge part of the Note through clause (i) and part through clause (ii) on the same occasion, the allocation between clause (i) and clause (ii) shall be at the sole election of the Company.  Either payment or conversion or any combination thereof shall constitute full discharge and satisfaction of principal and interest. The conversion of the Note to capital stock or other equity interests, as the case may be, shall be subject to prior regulatory approval, including but not limited to the prior approval of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and the City of Mesquite and other local authorities (collectively, the “Nevada Gaming Authorities” and each a “Nevada Gaming Authority”).  As used herein, “fully diluted” means the basis of calculating outstanding shares or other equity interests, as the case may be, according to generally accepted accounting principles.

(e)           Prepayment.  The Company, in its sole discretion, may elect to satisfy and discharge the Note in whole or in part at any time and from time to time without premium or penalty pursuant to payment and/or conversion as provided in Section 2(d).  Any  cash prepayments shall be applied first to accrued interest and the remainder to the principal balance.

(f)            Change of Control.  In the event of a Change of Control (as defined herein), the Purchaser shall have the right to require the Company to purchase the Note at a price equal to 101% of the then outstanding principal amount, plus accrued and unpaid interest.

(i)    Change of Control Defined.  A change of control means any of the following (each a “Change of Control”):

a.     prior to consummation of an initial underwritten public offering of the capital stock of the Operating Companies (or NewCo, as the case may be) for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), following which the capital stock of the Operating Companies (or NewCo, as the case may be) is listed on a national securities exchange or quoted on the national market system of the Nasdaq Stock Market, Inc. (an “Initial Public Offering”), (i) Robert R. Black, Sr., an individual, (ii) any trust, corporation, partnership or other entity controlled by Robert R. Black, Sr. and members of his immediate family or (iii) any partnership the sole general partner of which consists solely of Robert R. Black, Sr., any entity referred to in clause (ii) above and members of his immediate family (collectively the “Existing Shareholders”), in the aggregate shall (x) cease to be entitled, by beneficial ownership of the voting equity interests of each of the Operating Companies (or Newco, as the case may be)  contract or otherwise, to elect or designate for election a majority of the board of directors of each of the Operating Companies (or Newco, as the case may be) or (y) cease to beneficially own more than 50% of the aggregate voting power of the voting equity interests of each of the Operating Companies (or Newco, as the case may be), in each case, whether as a result of issuance of the securities of one or more Operating Companies (or Newco, as the case may be), any merger, consolidation, liquidation or dissolution of one or more of the Operating Companies (or Newco, as the case may be), any direct or indirect transfer of security by the Existing Shareholders or otherwise; or

b.     after the consummation of an Initial Public Offering of the Operating Companies (or NewCo, as the case may be), (i) any “person” (including any group that is deemed to be a “person”)(other than Existing Shareholders) is or becomes the beneficial owners, directly or indirectly, of more than 35% of the aggregate voting power of the voting equity interests of any of the Operating Companies (or NewCo, as the case may be) and (ii) one or more of the Existing Shareholders beneficially own, directly or indirectly, in the aggregate, a lesser percentage of the aggregate voting power of the voting equity interests of such Operating Company (of NewCo, as the case may be) than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such Operating Company (or NewCo, as the case may be).

(g)           Right of First Refusal.  In the event that the Purchaser proposes to transfer the Note or the capital stock or other equity interests issued upon conversion of the Note (the “Conversion Shares”) (by assignment, sale, pledge, hypothecation, exchange or other disposition) or receives an offer therefor (the “Proposed Transfer”), the Purchaser shall provide the Company with written notice of such Proposed Transfer (the “Transfer Notice”).  Upon receipt of such Transfer Notice, the Company shall have thirty (30) days (subject to extension as provided in paragraph (iii) below) (the “Offer Period”) to exercise its right of first refusal with respect to the Proposed Transfer or to reject the Transfer Notice for failure to provide sufficient terms and documentation with respect to the Proposed Transfer.  In the event that the Company elects to exercise its right of first refusal with respect to the Proposed Transfer, the Company shall provide written notice of the same to the Purchaser during the Offer Period (the “Exercise Notice”).  In the event that the Company elects to reject the Transfer Notice for failure to provide sufficient terms and documentation with respect to the Proposed Transfer, the Company shall provide written notice of the same to the Purchaser during the Offer Period (the “Rejection Notice”).  Upon the exercise of its right through the Exercise Notice, the Company and the Purchaser shall enter into a definitive agreement with respect to the Proposed Transfer, where said agreement will be on substantially the same terms of the Proposed Transfer as contained in the Transfer Notice and contain any additional terms and conditions as reasonably required by the Company.

(i)    Content of Transfer Notice.  The Transfer Notice shall contain the material terms of the Proposed Transfer as well as a copy of all agreements and documents executed in connection with the Proposed Transfer.

(ii)   Failure of Company to Exercise.  In the event that the Company does not elect to exercise its right of first refusal with respect to the Proposed Transfer in the Offer Period, the Purchaser may proceed with the Proposed Transfer as described in the Transfer Notice, subject to the restrictions on transfer pursuant to any federal or state securities laws and the prior approval of the Nevada Gaming Authorities, if necessary; provided, however, the terms of the Proposed Transfer shall be made on the same terms contained in the Transfer Notice and the Proposed Transfer and shall have been approved by the Nevada Gaming Authorities, as necessary, and consummated within one hundred twenty (120) days after the Transfer Notice.  In the event the Proposed Transfer is not consummated in accordance with the terms and the time periods set forth in the preceding sentence, the Proposed Transfer shall again become subject to all of the conditions and restrictions of this Section 2(g).

(iii)  Effect of Rejection Notice.  In the event that the Company provides the Purchaser with the Rejection Notice, the Purchaser shall be required to provide to the Company additional information as may be reasonably required by the Company to evaluate the Proposed Transfer as soon as such additional information becomes available.  Upon the delivery of such additional information, the Company shall have the benefit of a renewed Offer Period, i.e., thirty (30) additional days, to exercise its right of first refusal with respect to the Proposed Transfer or to reject the Transfer Notice for failure to provide sufficient terms with respect to the Proposed Transfer.

3.               Regulatory Approval; Corporate Restructuring

(a)           Redemption/Refinancing.  The Company and Randy Black agree to use their reasonable best efforts to obtain the regulatory approval for the Redemption and the Financing and as soon as reasonably practicable thereafter use reasonable best efforts to cause the Redemption and the Financing to be consummated.

(b)           Corporate Restructuring.  If the Corporate Restructuring is consummated, the Company and Randy Black agree to use their reasonable best efforts to obtain the regulatory approval to allow for the conversion of the Note as provided in Section 2(d) hereof.

(c)           Discretion of Operating Companies.  The Parties acknowledge that the actual occurrence of the Corporate Restructuring is subject to the absolute and sole discretion of the Operating Companies.

4.               Escrow of Funds

The Purchaser shall deposit the Loan Amount into an escrow account established at the Nevada Title Company (Escrow Account No. 04-09-2387-DTL) on or before the close of business on December 3, 2004.  The Loan Amount shall be delivered pursuant to Section 6(b) hereof upon satisfaction or waiver of the Conditions to Purchaser’s Obligations in Section 5(a) hereof, provided, however, that the Loan

Amount and accrued interest shall be returned to Purchaser if the Closing (as defined in Section 6(a) hereof) does not occur on or before the close of business on March 15, 2005.

5.               Conditions to Closing

(a)           Conditions to Purchaser’s Obligations.  The obligation of Purchaser to close the transaction contemplated hereby is subject to the satisfaction, or waiver by the Purchaser, of the following conditions:  (i) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date, and (ii) the satisfaction of all conditions precedent to the Financing and the Redemption (other than the transactions contemplated by this Agreement).

(b)           Conditions to Company’s Obligations.  The obligation of the Company to close the transaction contemplated hereby is subject to the satisfaction, or waiver by the Company, of the following conditions:  (i) the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date, (ii) the Purchaser shall have performed its obligations under Section 4 hereof, and (iii) the satisfaction of all conditions precedent to the Financing and the Redemption (other than the transactions contemplated by this Agreement).

6.               Closing

(a)           Time and Place of Closing.  The closing of the purchase and sale of the Note (the “Closing”) shall take place concurrently with the closing of the Financing (the “Closing Date”).

(b)           Purchaser’s Deliveries.  At the Closing, Purchaser shall deliver or cause to be delivered to the Company the Loan Amount in cash by federal funds wire transfer, provided, however, such delivery shall occur on or before the close of business on March 15, 2005.

(c)           Company’s Deliveries.  At the Closing, the Company shall deliver to Purchaser an executed Note in the Loan Amount and Pledge Agreement.

7.               Consent to Disclose

Purchaser agrees that his name, a brief description of Purchaser’s professional background, and a description of this Agreement may appear in the confidential offering circular prepared in connection with the Financing and otherwise be disclosed in marketing materials and activities relating to the Financing.

8.               Joinder By Randy Black; No Recourse

The Parties acknowledge and agree that Randy Black has joined in the execution of this Agreement in his sole capacity as majority interest holder of the Operating Companies upon the closing of the Financing and not as a maker, guarantor or obligor under the Note.

No recourse for the payment of the principal of or any interest on the Note, or for any claim based on the Note or this Agreement or otherwise in respect of the Note or this Agreement, and no recourse under or upon any obligation, covenant or agreement of the Company in this Agreement, the Pledge Agreement or the Note, or because of the creation of any indebtedness represented thereby, shall be had against NewCo, any of the Operating Companies or any successor thereto, or any incorporator, founder, stockholder, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future (including without limitation, Randy Black), of the Company, NewCo, the Operating Companies or of any successor thereto, either directly or indirectly, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of this Agreement and the Pledge Agreement and the issue of the Note.

9.               Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser as follows:

(a)           The Company will have at the Closing Date all requisite legal and corporate power to execute and deliver this Agreement and to carry out and perform its obligations arising under the terms of this Agreement, including all exhibits attached hereto.

(b)           All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization, execution and delivery of this Agreement by the Company and the performance of the Company’s obligations arising hereunder, including the issuance and delivery of the Note, has been taken or will be taken prior to the Closing.  This Agreement and the Note, when executed and delivered by the Company, will constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors.

10.         Representations and Warranties of the Purchaser

The Purchaser hereby represents, warrants, acknowledges and agrees as follows:

(a)           The Purchaser has the requisite legal power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement, the Pledge Agreement and the Note.

(b)           This Agreement has been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement, the Pledge Agreement and the Note will constitute a valid and binding obligation of the Purchaser.

(c)           Purchaser confirms that he has such knowledge, sophistication and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Company, NewCo, the Operating Companies, the Note and the Conversion Shares, has so evaluated the merits and risks of such investment and has the capacity to protect his own interests.

(d)           The  Note is being (and if the conversion is accomplished, the Conversion Shares will be) acquired by Purchaser solely for his own account and not as a nominee or agent for any other party, for investment and not with the view to distribution, resale, subdivision or fractionalization thereof and the Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for the distribution, resale, subdivision or fractionalization of the Note or the Conversion Shares.  The Purchaser agrees that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Note or the Conversion Shares by anyone but the Purchaser.  Purchaser will not offer, sell or otherwise dispose of the Note or the Conversion Shares except under circumstances that will not result in a violation of any state or federal securities laws.  Purchaser understands that the Note and the Conversion Shares have not been, and will not be, registered under the Securities Act or any state securities laws by reason of a specific exemption from the registration provisions thereof, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.  Purchaser understands that he may suffer a complete loss of his investment.  Purchaser understands that no federal or state agency has made any finding or determination as to the fairness of the offering for investment or any recommendation or endorsement of the Company’s debt or shares of capital stock of NewCo or the Operating Companies.

(e)           Purchaser confirms that the Purchaser has had the opportunity to review with its own tax advisor the tax consequences of the transaction to the Purchaser, that the Purchaser is relying solely on his own advisor and not the Company or its advisors as to such tax consequences, and that such tax consequences are the sole responsibility of the Purchaser.  Purchaser has discussed with his professional legal, tax and financial advisors, to the extent it deemed appropriate, the suitability of the investment in the Company, NewCo, the Operating Companies, the Note and the Conversion Shares for his particular legal, tax and financial situation.  All information that the Purchaser has provided to the Company concerning itself and its financial position, is correct and complete as of the date hereof.

(f)            Purchaser understands that the purchase of the Note and/or the Conversion Shares hereunder is a highly speculative investment which involves a high degree of risk of loss of Purchaser’s investment therein.  Purchaser is able to bear the economic risk of its investment in the Note for an indefinite period of time, including the risk of a complete loss of such Purchaser’s investment in such securities and, at the present time, is able to afford a complete loss of such investment.  Purchaser acknowledges that none of the Note or the Conversion Shares has been registered under the Securities Act or under any state securities laws and, therefore, cannot be sold, transferred, pledged, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.  Registration under the Securities Act and applicable state securities laws is unlikely at any time in the future.

The Purchaser is not purchasing the Note as a result of any advertisement, article, notice or other communication regarding the Note or the Conversion Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g)           Prior to any assignment, sale, pledge, hypothecation, transfer, exchange or other disposition, or offer thereof, of the Note or the Conversion Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transfer (there being no obligation on any Party to cause the Conversion Shares to be registered), Purchaser shall give written notice to the Company of his intention to cause such assignment, sale, pledge, hypothecation, transfer, exchange, disposition or offer.  Each such notice shall describe the manner and circumstances of the proposed assignment, sale, pledge, hypothecation, transfer, exchange, disposition or offer in sufficient detail, and shall be accompanied, at Purchaser’s expense by an unqualified written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer may be effected without registration under the Securities Act or applicable state securities laws, whereupon Purchaser will be entitled to transfer such Note or Conversion Shares in accordance with the terms of the notice delivered by Purchaser to the Company, provided that the proposed transferee or donee makes all representations and agreements and delivers all certificates, evidences or assurances reasonably requested by the Company.

(h)           The Note and each certificate representing the Conversion Shares (or any shares of capital stock or other equity interests of the Company or the Operating Companies or NewCo issued in exchange for, as a dividend on, in replacement of, or otherwise issued in respect of such shares of capital stock or other equity interests) shall bear a legend in substantially the following form (in addition to any other legend required under applicable laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.”

Purchaser agrees that the Company or the Operating Companies or NewCo may make a notation on its records and give instructions to any transfer agent of the Company’s or the Operating Companies’ or NewCo’s capital stock or other equity interests in order to implement the restrictions on transfer described herein.

(i)            Purchaser understands that no public market now exists for any of the securities issued by the Company or the Operating Companies or NewCo and that the Company has made no assurances that a public market will ever exist for the Company’s or the Operating Companies’ or NewCo’s securities, including, without limitation, the Note or the Conversion Shares.

(j)            Purchaser and/or his legal and financial consultants and representatives all have had an opportunity to discuss the Company’s and the Operating Companies’ business, management and financial affairs with the Company’s management.  Purchaser and/or his legal and financial consultants and representatives all have had an opportunity to ask questions of officers of the Company and the Operating Companies concerning their respective companies and the terms and conditions of an investment in the Company and the Operating Companies, which questions were answered to their full satisfaction and any information necessary to verify such responses has been made available.  The Purchaser and/or his legal and financial consultants and representatives have received all agreements, documents, records, books and other information that it or they deem necessary or appropriate for evaluation of the Company and the Operating Companies, and further confirm that it or they have carefully read and understand these materials and have made such further investigation as was deemed appropriate to obtain additional information to verify the accuracy of such materials.  Purchaser confirms that the Note was not offered to him by any means of general solicitation or general advertising.  Purchaser understands that any discussions as well as any written information issued by the Company or the Operating Companies were intended to describe certain aspects of their respective businesses and prospects but were not a thorough or exhaustive description.  In evaluating the suitability of an investment in the Company and the Operating Companies, the Purchaser has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as set forth in this Agreement (including Exhibits), or as contained in any documents, information or answers to questions furnished to him by the Company or the Operating Companies.  Purchaser confirms that no offering memorandum was received from the Company or relied upon by the Purchaser with respect to the offering or sale of the Note or the Conversion Shares provided, however, that Purchaser confirms that he has received and carefully reviewed the Confidential Offering Circular prepared in connection with the Financing including without limitation the financial and other information and risk factors concerning the Operating Companies.

(j)            The Purchaser acknowledges that any information furnished by the Company has not been reviewed by any legal counsel or accountants engaged by the Company and the Purchaser was encouraged to obtain the assistance of a qualified attorney, accountant and/or financial advisor in evaluating information provided by the Company, the terms of this Agreement and the Note and the suitability of an investment in the Company for the Purchaser.

(l)            The Purchaser is, and at the time the Purchaser was offered the Note, he was, an “Accredited Investor” (as defined in Regulation D under the Securities Act) because the Purchaser is (i) a natural person who had an individual income in excess of $200,000 in each of the two most recent fiscal years or joint income with his spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; and/or (ii) a natural person whose individual net worth, or joint net worth with his spouse, as of the date hereof exceeds $1,000,000.

(m)          The Company has not incurred and will not incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

(n)           The address set forth below the Purchaser’s signature is the Purchaser’s true and correct residence and the Purchaser has no present intention of becoming a resident of any other state or jurisdiction.

The Purchaser agrees to indemnify the Company for any losses, costs or expenses resulting from his breach of any of the foregoing representations and warranties.

11.         Miscellaneous

(a)           Binding Agreement.  The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)           Governing Law.  This Agreement will be governed by and construed under the laws of the State of Nevada, without regard to its principles of conflict of laws.

(c)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(d)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e)           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by registered or certified mail, postage prepaid, addressed (a) if to the Company, at 911 North Buffalo, Suite #201, Las Vegas, Nevada 89120, Attn:  Robert R. Black, Sr., or at such other addresses as the Company will have furnished to the Purchaser, or (b) if to the Purchaser, at his address shown on the signature page hereof.  Any party hereto may by notice so given change its address for future notice hereunder.  Each such notice or other communication shall conclusively be determined to have been given when personally delivered or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid in the manner set forth above and shall be deemed to have been received when delivered.

(f)            Entire Agreement; Amendment.  This Agreement and the Note constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements, understandings and communications.  Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

(g)           Information Confidential.  The Purchaser acknowledges that the information received by him pursuant hereto is confidential and is for his use only and the Purchaser will not reproduce, disclose or disseminate such information to any other person (other than the Purchaser’s agents having a need to know the contents of such information, and the Purchaser’s attorneys all of which shall be subject to this Section), except in connection with the exercise of rights under this Agreement or the Note, unless the Company has made such information available to the public generally or the Purchaser is required to disclose such information by a governmental body or is summoned as a witness or required to give such information pursuant to a valid subpoena or any other lawful process.

(h)           No Integration.  The Company shall not, and shall use its commercially reasonable efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Note or the Conversion Shares in a manner that would require the registration under the Securities Act of the sale of the Note or the Conversion Shares to the Purchaser.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY

R. Black, Inc.

By:	/s/ Robert R. Black, Sr.
Robert R. Black, Sr.
President and Treasurer

THE PURCHASER

/s/ Michael J. Gaughan
Name:	Michael J. Gaughan
Address:	Orleans Hotel
3500 West Tropicana, Las Vegas, Nevada 89103

JOINDER BY RANDY BLACK

The Undersigned hereby joins in the execution hereof to evidence his agreement to be bound by the provisions of sections 2(d), 3 and 8 hereof.

The Robert S. Black, Sr. Gaming Properties Trust u/a/d May 24, 2004

By:	/s/ Robert R. Black, Sr.
Robert R. Black, Sr.
Trustee